Exhibit 23.2

August 26, 2011

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:           Bergio International, Inc.

Ladies and Gentlemen:

We refer to the registration statement on Form S-8/A (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Bergio International, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on August 26, 2011.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the shares of common stock being issued pursuant to the Registration Statement will be, when so issued, duly authorized, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 23.2 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

/s/ Lucosky Brookman LLP